 Phone: 216.621.0150
 Fax: 216.241.2824
www.hahnlaw.com

September 1, 2009

Winthrop Realty Trust
7 Bulfinch Place
Suite 500
Boston, MA 02114

Ladies and Gentlemen:

Solely for the purpose of this opinion letter, the undersigned has acted as Ohio counsel to Winthrop Realty Trust (the “Trust”).  This opinion letter (the “Opinion”) is furnished to you in connection with a Registration Statement on Form S-3 of the Trust to be filed on or about September 1, 2009, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with offering and issuance by the Trust of up to 1,000,000 common shares of beneficial interest of the Trust, par value $1.00 per share (the “Common Shares”), to participants in the Trust’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)  The Second Amended and Restated Declaration of Trust of the Trust dated as of May 21, 2009, together with all amendments thereto as of September 1, 2009.

(b)  The By-Laws of the Trust as amended through September 1, 2009.

(c)  The Registration Statement as filed on or about September 1, 2009.

(d)  The Form of Certificate for Common Shares of Beneficial Interest.

(e)  The resolutions of the Board of Trustees of the Trust dated November 11, 2008 and December 12, 2008 relating to the authorization of the issuance of the Common Shares and the filing of the Registration Statement.

(f)  Certificate of Full Force and Effect for the Trust, dated as of August 31, 2009, issued by the Secretary of State of Ohio.

(g)  Certificate from an officer of the Trust, dated as of August 31, 2009, as to certain factual matters.

(h)  Such other documents as we have deemed material to the Opinion set forth below.

Winthrop Realty Trust
September 1, 2009
Page

Based upon such review, we are of the opinion that:

(1)  The Trust is a business trust organized and validly existing under the laws of the State of Ohio.

(2)  The Common Shares to be offered and issued pursuant to the Plan have been duly authorized and, when offered and issued pursuant to the Plan and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Ohio and express no opinion as to any laws other than the laws of the State of Ohio as they exist on the date of this Opinion. We bring your attention to that fact that our legal opinions are an expression of professional judgment and are not a guaranty of result.

We hereby consent to the filing of this Opinion with the Commission as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Hahn Loeser & Parks LLP

HAHN LOESER & PARKS LLP